Exhibit 4(i)

OLD REPUBLIC INTERNATIONAL CORPORATION
2022 INCENTIVE COMPENSATION PLAN

    Old Republic International Corporation, a Delaware corporation (the “Company”), hereby establishes and adopts the Old Republic International Corporation 2022 Incentive Compensation Plan (the “Plan”).
ARTICLE I
PLAN
1.1    Purpose. The Plan is intended to provide a means through which the Company and its Affiliates may attract and retain qualified persons to serve as Directors or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Company may grant to certain individuals Awards in the form of Incentive Options, Nonqualified Options, Restricted Stock Awards, Restricted Stock Units, Performance Grants and SARs, subject to the terms of the Plan.
1.2    Effective Date of Plan. The Plan is effective upon the date of its adoption by the Board, subject to approval by a majority vote of shareholders voting in person or by proxy with respect to the Plan at the Company’s 2022 Annual Meeting of Shareholders. Any Award issued under the Plan’s terms prior to such shareholder approval shall not become effective until the date of such shareholder approval. No further Awards may be granted under the Plan after 10 years from the date the Plan is adopted by the Board. The Plan shall remain in effect until all Awards have been exercised, vested, satisfied, forfeited, or expired.
ARTICLE II
DEFINITIONS
The words and phrases defined in this Article shall have the meaning set out in these definitions throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower, or different meaning.
2.1    “Affiliate” means any entity (whether a corporation, partnership, joint venture or other form of entity) that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Company, including without limitation any such entity of which the Company owns or controls more than 50% of the outstanding capital stock or the combined voting power of all classes of stock or other equity or ownership interests.
2.2    “Award” means any Option, Restricted Stock Award, Restricted Stock Unit, Performance Grant, or SAR granted, whether singly, in combination, or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as may be established in order to fulfill the objectives of this Plan.
2.3    “Award Agreement” means the written or electronic agreement provided in connection with an Award setting forth the terms and conditions of the Award. Such Agreement may contain any other provisions that the Committee, in its sole discretion, shall deem advisable which are not inconsistent with the terms of the Plan. Any Participant who is granted an Award and who does not affirmatively reject the applicable Award Agreement shall be deemed to have accepted the terms of the Award as stated in the Award Agreement.
2.4    “Board of Directors” or “Board” means the board of directors of the Company.
2.5    “Cause” means (i) performing an act of dishonesty, fraud, theft, embezzlement, or misappropriation involving the Participant’s employment with the Company, or breach of the duty of loyalty to the Company; (ii) performing an act of race, sex, national origin, religion, disability, or age-based discrimination which, after investigation, counsel to the Company reasonably concludes will result in liability being imposed on the Company and/or the Participant; (iii) material violation of the Company’s policies and procedures including, but not limited to, the Company’s Employee Handbook and/or Code of Business Conduct and Ethics; or (iv) performing any act resulting in a criminal felony charge brought against the Participant or a criminal conviction of the Participant (other than a conviction of a minor traffic violation).
2.6    “Change of Control” means (i) the date of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Stock would be converted into cash, securities or other property; or (ii) the date of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than any sale, lease, exchange or other transfer to any corporation where the Company owns, directly or indirectly, at least 80% of the outstanding voting securities of such corporation after any such transfer; or (iii) the date of any plan or proposal for the liquidation or dissolution of the Company; or (iv) the date any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934), other than the Old Republic International Corporation Employees Savings and Stock Ownership Trust or any other trust established by or contributed to by the Company or any of its Subsidiaries for the benefit of Employees of the Company or its Subsidiaries, shall become the beneficial owner (within the meaning of Rule 13d 3 under the Exchange Act) of 20% or more of the Company’s outstanding stock; or (v) the date, during any period of 24 consecutive months, on which individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof. Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Section 409A if the foregoing definition of “Change of Control” were to apply, but would not result in the imposition of any additional tax if the terms “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation 1.409A-3(i)(5), then “Change of Control” shall mean a “change in control event” within the meaning of Treasury Regulation 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A.
2.7    “Code” means the Internal Revenue Code of 1986, as amended. References herein to any Section of the Code shall also refer to any successor provision thereof, and the regulations and other authority issued thereunder by the appropriate governmental authority.

2.8    “Committee” means the Compensation Committee of the Board or such other committee designated by the Board. The Committee shall at all times consist solely of two or more members of the Board of Directors, and all members of the Committee shall be Disinterested Persons.
2.9    “Company” means Old Republic International Corporation, a Delaware corporation, or its successor in interest.
2.10     “Date of Grant” shall mean the date that the Committee (or the Committee’s delegee pursuant to Section 10.2) grants an award.
2.11    “Director” means an individual who is a non-employee member of the Board.
2.12    “Disability” means a period of medically determined physical or mental impairment that is expected to result in death or to last for a continuous period of not less than 12 months during which you are unable to engage in any substantial gainful activity by reason of such impairment.
2.13    “Disinterested Person” means an individual who satisfies such requirements as the Securities and Exchange Commission may establish for non-employee directors administering plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.
2.14    “Dividend Equivalent” means a credit based on the cash dividend that would have been paid on a share of Stock specified in an Award if such share was held by the Participant to whom the Award is made.
2.15    “Employee” means any person in an employment relationship with the Company or any Affiliate.
2.16    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.17    “Fair Market Value” means, as of any specified date, the closing sales price of the Stock reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee), or, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. In the event the Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate, in accordance with Section 409A.
2.18    “Good Reason” means with respect to an individual the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of Employee by the Company for Cause: (i) a material reduction by the Company of Employee’s base salary; (ii) a material reduction in Employee’s authority, duties and responsibilities; or (iii) the Company’s requiring Employee to be based anywhere other than within 50 miles of Employee’s office location as of the Date of Grant except for requirements of reasonably required travel on the Company’s business.
2.19    “Grant Price” means the price at which a Participant may exercise an Option, SAR or other right to receive cash or Stock, as applicable, under the terms of an Award.
2.20    “Incentive Option” means an Option granted under the Plan which is designated as an “Incentive Option” and satisfies the requirements of Section 422 of the Code.
2.21    “Nonqualified Option” means an Option granted under the Plan other than an Incentive Option.

2.22    “Option” means an Incentive Option or a Nonqualified Option granted under the Plan to purchase shares of Stock pursuant to Article V.
2.23    “Participant” means any Employee or Director who has been granted an Award under the Plan.
2.24    “Performance Criteria” means the criteria the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period, which need not be the same for each Participant. The Performance Criteria used by the Committee may include either objective metrics or subjective metrics which measure performance by the Company and/or a Participant’s performance, which may include, but are not limited to, the following: net sales; revenue; revenue growth; operating income; pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income; division, group or corporate financial goals; return on equity; total shareholder return; return on assets or net assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Stock or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models; comparisons with various stock market indices; reductions in costs; cash flow (before or after dividends); cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; cash margins; attainment of environmental, social, and governance performance measures; and other performance measures and criteria as determined by the Committee.
The Performance Criteria may be subject to adjustment for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof.
2.25    “Performance Goals” means the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate or an individual. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period.
2.26    “Performance Grant” means an Award, denominated in cash or in Stock, made to a Participant under Article IX.
2.27    “Performance Period” means the designated period during which the Performance Criteria must be satisfied with respect to an Award.
2.28    “Plan” means the Old Republic International Corporation 2022 Incentive Plan, as set out in this document and as it may be amended from time to time.
2.29    “Prior Plan” means the Old Republic International Corporation 2016 Incentive Compensation Plan.
2.30    “Restricted Stock Award” means shares of Stock issued as an Award and subject to restrictions and conditions pursuant to Article VI.

2.31    “Restricted Stock Unit” means a bookkeeping entry representing a right granted to a Participant under Article VII to receive a share of Stock on a date determined in accordance with the provisions of Article VII and the Participant’s Award Agreement.
2.32    “Section 409A” means Section 409A of the Code and any Treasury Regulations and guidance promulgated thereunder.
2.33    “Special Cash Dividend” means a cash dividend that the Board determines is not in the ordinary course of business and is considered a “corporate transaction” under Treasury Regulation Section 1.424-1(a)(3)(ii).
2.34    “Stock” means the common stock of the Company, $1.00 par value per share, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section 4.6.
2.35    “Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Stock on the date the right is exercised over a specified Grant Price, and subject to restrictions and conditions pursuant to Article VIII.
2.36    “10% Shareholder” means an individual who, at the time the Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Affiliate. An individual shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by whole or half-blood), spouse, ancestors, and lineal descendants; and stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust, shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries.
ARTICLE III
ELIGIBILITY
The individuals who shall be eligible to receive Awards shall be Employees or Directors as the Committee shall determine from time to time.
ARTICLE IV
GENERAL PROVISIONS RELATING TO AWARDS
4.1    Authority to Grant Awards. The Committee may grant Awards to those Employees or Directors as it shall determine from time to time under the terms and conditions of the Plan. Subject only to any applicable limitations set out in the Plan, the amount of any Award and the number of shares of Stock to be covered by any Award to be granted to an Employee or a Director shall be as determined by the Committee. Each Award shall be evidenced by an Award Agreement which shall set forth the terms and conditions of the Award. A Participant who has received an Award in any year may receive an additional Award or Awards in the same year or in subsequent years.
4.2    Dedicated Shares. The total number of shares of Stock with respect to which Awards may be granted under the Plan shall be the sum of (i) 20,000,000 shares, (ii) the number of shares that were available for issuance under the Prior Plan on the Effective Date, and (iii) the number of shares of Stock subject to outstanding awards as of the Effective Date under the Prior Plan that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable shares of Stock).

The shares of Stock may be treasury shares or authorized but unissued shares. The numbers of shares of Stock stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.6.
(a)    In connection with the granting of an Award, the number of shares of Stock available for issuance under this Plan shall be reduced by the number of shares of Stock in respect of which the Award is granted or denominated. For example, upon the grant of stock-settled SARs, the number of shares of Stock available for issuance under this Plan shall be reduced by the full number of SARs granted, and the number of shares of Stock available for issuance under this Plan shall not thereafter be increased upon the exercise of the SARs and settlement in shares of Stock, even if the actual number of shares of Stock delivered in settlement of the SARs is less than the full number of SARs exercised. Awards valued by reference to Stock that may be settled in equivalent cash value will count as shares of Stock delivered to the same extent as if the Awards were settled in shares of Stock.
(b)    Any shares of Stock that are tendered by a Participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under this Plan shall not be added back to the number of shares of Stock available for issuance under this Plan.
(c)    Whenever any outstanding Option or other Award (or portion thereof) expires, is cancelled or forfeited or is otherwise terminated for any reason without having been exercised or payment having been made in the form of shares of Stock, the number of shares of Stock available for issuance under this Plan shall be increased by the number of shares of Stock allocable to the expired, forfeited, cancelled or otherwise terminated Option or other Award (or portion thereof). To the extent that any Award is forfeited, or any Option or SAR terminates, expires or lapses without being exercised, the shares of Stock subject to such Awards will not be counted as shares delivered under this Plan.
(d)    Shares of Stock delivered under the Plan in settlement of an Award issued or made (i) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an acquired entity, or (ii) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of shares of Stock available for delivery under the Plan, to the extent that an exemption from the shareholder approval requirements for equity compensation plans applies under the rules or listing standards of the principal national securities exchange on which the Stock is listed.
4.3    Award Limits. Notwithstanding any provision in the Plan to the contrary:
(a)    Subject to adjustment under Section 4.6, the maximum number of shares of Stock that may be granted to any one individual during any thirty-six month period may not exceed (i) with respect to Options, more than 3,000,000 shares of Stock, and (ii) with respect to Restricted Stock Awards, SARs, and Performance Grants denominated in shares of Stock, more than 750,000 shares of Stock.
(b)    The maximum number of shares of Stock issued to a Director in any calendar year (i) with respect to Options may not exceed 300,000 shares of Stock (subject to adjustment as provided in Section 4.6 below), and (ii) with respect to Restricted Stock Awards may not exceed 75,000 shares of Stock (subject to adjustment as provided in Section 4.6 below).
(c)    Subject to adjustment as provided in Section 4.6 hereof, the maximum number of shares of Stock for which Awards may be granted under the Plan pursuant to Incentive Options shall be 20,000,000.

4.4    Non-Transferability; Permitted Assignee. Except as otherwise determined by the Committee in compliance with Rule 16b-3 under the Exchange Act, the Awards granted hereunder shall not be transferable by the Employee otherwise than by will or under the laws of descent and distribution, and shall be exercisable, during the Employee’s lifetime, only by the Employee. Notwithstanding the foregoing, an Award shall be transferable pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Notwithstanding the foregoing, an Award may be assigned to a beneficiary pursuant to a written designation filed with the Company during the Participant’s lifetime (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that the Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 4.4.
4.5    Requirements of Law. The Company shall not be required to sell or issue any Stock under any Award if issuing that Stock would constitute or result in a violation by the Participant or the Company of any provision of any law, statute, or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities pursuant to any Award, the Company shall not be required to issue any Stock unless the Committee has received evidence satisfactory to it to the effect that the holder of that Award will not transfer the Stock except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any Stock covered by the Plan pursuant to applicable securities laws of any country or any political subdivision. In the event the Stock issuable pursuant to an Award is not registered, the Company may notate on the book entry or stock certificate evidencing the Stock any legend that counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of, or the issuance of shares under, an Award to comply with any law or regulation of any governmental authority.
4.6    Changes in the Company’s Capital Structure; Adjustments.
(a)    The existence of the Plan and the Awards granted hereunder shall not affect or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding. In the event of any subdivision or consolidation of outstanding shares of Stock, declaration of a dividend payable in shares of Stock or other stock split, then (i) the number and kind of shares of Stock or other securities reserved under this Plan and the number of shares of Stock available for issuance pursuant to specific types of Awards as described in Section 4.2; (ii) the number and kind of shares of Stock or other securities covered by outstanding Awards; (iii) the Grant Price or other price in respect of such Awards; (iv) the appropriate Fair Market Value and other price determinations for such Awards; and (v) the limitations shall each be proportionately adjusted by the Board as the Board deems appropriate, in its sole discretion, to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting Stock or any distribution to holders of Stock of securities or property (other than an ordinary dividend, but including a Special Cash Dividend), the Board shall make adjustments to outstanding Awards. The Board shall have the discretion to determine the method of adjustment for such Awards, including to adjust (i) (x) the number and kind of shares of Stock or other securities reserved under this Plan and the number of shares of Stock available for issuance pursuant to specific types of Awards as described in Section 4.2, and (y) the number and kind of shares of Stock or other securities covered by Awards; (ii) the Grant Price or other price in respect of such Awards; (iii) the appropriate Fair Market Value and other price determinations for such Awards; and (iv) the Award Limits described in Section 4.3 to reflect such transaction. Notwithstanding the foregoing, with respect to SARs and Options that are not Incentive Options, the adjustment made by the Board in respect of a Special Cash Dividend will solely be a downward adjustment to the Grant Price (i.e., the Grant Price shall be reduced by the dollar amount of the Special Cash Dividend).
(b)    The Committee shall have the authority to adjust the Performance Goals (either up or down) and the level of the Performance Grant that a Participant may earn under this Plan, to exclude any of the following events that occurs during a Performance Period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; and (v) items of an unusual nature or of infrequency of occurrence or non-recurring items which were reported in the Company’s income statement in the Company’s annual report to shareholders for the applicable year.
(c)    Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A unless the Participant consents otherwise; (ii) any adjustments made to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A or comply with the requirements of Section 409A unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any adjustments under this Section to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A to be subject thereto.
(d)    Substitute Awards. To the extent permitted by applicable securities law or any rule of the securities exchange on which the Stock is then listed or traded, the Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate under the circumstances, grant substitute awards under the Plan. A substitute award is an Award granted under the Plan in substitution for stock and stock-based awards (“acquired entity awards”) held by current and former employees or non-employee directors of another corporation or entity who become Employees or Directors as the result of a merger, consolidation or combination of the employing corporation or other entity (the “acquired entity”) with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the acquired entity (provided such persons held such awards immediately prior to such merger, consolidation, acquisition or combination) in order to preserve for the grantee the economic value of all or a portion of such acquired entity award at such price as the Committee determines necessary to achieve such preservation of economic value. Substitute awards shall not count against the limitation in Section 4.2 on the maximum number of shares of Stock reserved for issuance, but any substitute awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Options shall be counted against the limitation in Section 4.3(c) on maximum number of Incentive Options that can be issued under the Plan.

4.7    Election Under Section 83(b) of the Code. Except as expressly permitted by an Award Agreement, no Participant shall exercise the election permitted under Section 83(b) of the Code without prior approval of the Committee or the Company’s Chief Executive Officer. If a Participant files an election under Section 83(b) of the Code without approval, such Award shall be forfeited.
4.8    Change of Control.
(a)    No Continuation, Assumption, or Replacement of Awards. In addition to accelerated vesting as described in Section 4.9(d)(i), in the event of a Change of Control and the surviving or successor entity does not assume the Awards, the Committee shall be authorized (1) to cancel Awards that are Options or SARs and give the Participants who are the holders of such Awards notice and opportunity to exercise for 15 days prior to such cancellation; or (2) to cancel any such Awards and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or SARs shall be the excess, if any, of the Fair Market Value of Stock on such date over the Grant Price of such Award (except that to the extent the Grant Price under any such Options or SARs is equal to or exceeds the Fair Market Value of Stock on such date, in which case no amount shall be payable with respect to such Options or SARs). Any adjustment under this Section need not be the same for all Participants.
(b)    Continuation, Assumption or Replacement of Awards. In the event of a Change of Control in which the surviving or successor entity (or its parent corporation) continues, assumes or replaces Awards outstanding as of the date of the Change of Control (with such adjustments as may be required or permitted by Section 4.6), such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 4.9(d)(ii) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section, an Award shall be considered assumed or replaced if, in connection with the Change of Control and in a manner consistent, as applicable, with Sections 409A and 424 of the Code, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its parent corporation) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Change of Control, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Change of Control and provides for a vesting or exercisability schedule that is the same as or more favorable to the Participant.
(c)    If the Participant is an Employee of an Affiliate at the time that such Affiliate is voluntarily divested by the Company, then all unvested Awards held by the Participant shall become fully vested as of the effective date of such divestiture. The term “divested” refers to the act of divesting and includes, but is not limited to, any sale, transfer, spin-off, reorganization or any other similar transaction or change in corporate structure which results in all or substantially all of the issued and outstanding voting stock of an entity being owned by a third party (or parties) other than the Company.
(d)    Notwithstanding the provisions of this Section, if any Award constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A, the timing of settlement of such Award pursuant to this Section shall, subject to Section 12.3 hereof, be in accordance with the settlement terms set forth in the applicable Award Agreement if such Change of Control fails to constitute a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v).

4.9    Vesting.
(a)    Minimum Vesting Period. Except as otherwise provided in an Award Agreement, each Award issued to a Participant shall have a 3-year graded vesting period. Notwithstanding the foregoing, Awards granted under the Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute awards; and (ii) shares of Stock delivered in lieu of fully vested cash obligations.
(b)    Forfeiture upon Severance of Employment. Upon the severance of the employment relationship between the Company and its Affiliates and the Participant for any reason, except as otherwise provided in this Section, then the unvested portion of the Employee’s outstanding Award(s) shall be immediately forfeited. Notwithstanding the foregoing, except as otherwise provided herein or in an Award Agreement, both the vested and unvested portion of an Employee’s outstanding Options shall be forfeited as described in Section 5.3(b).
(c)    Accelerated Vesting due to Death or Disability. If a Participant (i) dies while in the employ of the Company or any Affiliate or while a member of the Board, or (ii) retires from the employ of the Company or any Affiliate or ceases being a member of the Board as a result of Disability, then the Participant’s outstanding Award(s) shall become fully vested.
(d)    Continued Vesting upon Retirement. If an Employee retires in good standing from the employ of the Company or any Affiliate after attaining age 65 and having been employed by the Company or any Affiliate for 10 years or longer, any outstanding Award(s) shall continue to vest in accordance with the schedule provided in the Employee’s Award Agreement(s), subject to ongoing compliance with any restrictive covenants or other obligations in the Award Agreement(s) or any plan, policy, or program of the Company and/or its Affiliate. For purposes of this Section 4.9(d), years of employment shall be measured from the date an Employee was first employed by the Company or any Affiliate and shall include periods of employment prior to the time when the Affiliate was acquired by the Company.
(e)    Continued Vesting upon Termination of Board Service. In the event a Director’s service on the Board terminates other than due to death or Disability, then, except as otherwise provided in the Director’s Award Agreement(s), the Director’s outstanding Award(s) shall continue to vest in accordance with the schedule provided in the Director’s Award Agreement(s).
(f)    Effect of a Change of Control.
        (i)    Awards Not Assumed. If and to the extent that outstanding Awards are not continued, assumed or replaced in connection with a Change of Control as provided in Section 4.8(a), then (i) outstanding Options and SARs issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms and (ii) all unvested Restricted Stock Awards, Restricted Stock Unit Awards, and Performance Grant Awards will become immediately vested and non-forfeitable. For this purpose, the target level of performance shall be deemed to have been achieved under all performance-based awards.
        (ii)    Awards Assumed; Termination After a Change of Control. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 4.8(b), and if within 36 months after the Change of Control (A) an Employee experiences an involuntary termination of employment without Cause or the Employee terminates employment with Good Reason or (B) a Director ceases service on the Board and is not selected to serve on the board of directors of the acquiring entity (or is selected to serve on the acquiring entity’s board and such service ceases during the 36-month period), then the Participant’s (i) outstanding Options and SARs that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, and (ii) all unvested Restricted Stock Awards, Restricted Stock Unit Awards, and Performance Grant Awards will become immediately vested and non-forfeitable. For this purpose, the target level of performance shall be deemed to have been achieved under all performance-based awards.
4.10    Prohibition on Dividends on Unvested Awards. The Plan shall not pay dividends or Dividend Equivalents on any Awards prior to vesting or during the forfeiture restriction period. Notwithstanding the foregoing, an Award issued under this Plan is permitted to accrue dividends or Dividend Equivalents during the vesting or forfeiture restriction period, but payment shall not be permitted until such Award’s restriction lapse or vesting is completed. Notwithstanding the foregoing, the Plan shall not pay dividends or Dividend Equivalents on any Options or SARs.
ARTICLE V
OPTIONS
5.1    Type of Option. The Committee shall specify whether a given Option shall constitute an Incentive Option or a Nonqualified Option. An Incentive Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted.
5.2    Grant Price. The price per share at which shares of Stock may be purchased under an Incentive Option shall not be less than the greater of (i) 100% of the Fair Market Value per share of Stock on the Date of Grant; or (ii) the per share par value of the Stock on the Date of Grant. The Committee in its discretion may provide that the price per share at which shares of Stock may be purchased shall be more than 100% of Fair Market Value per share. In the case of any 10% Shareholder, the price per share at which shares of Stock may be purchased under an Incentive Option shall not be less than the greater of: (x) 110% of the Fair Market Value per share of Stock on the Date of Grant; or (y) the per share par value of the Stock on the Date of Grant.
The price per share at which shares of Stock may be purchased under a Nonqualified Option shall not be less than the greater of: (a) 100% of the Fair Market Value per share of Stock on the Date of Grant; or (b) the per share par value of the Stock on the Date of Grant. The Committee in its discretion may provide that the price per share at which shares of Stock may be purchased shall be more than 100% of Fair Market Value per share.
5.3    Duration of Options.
(a)    General. The term of each Option shall be as specified by the Committee at the Date of Grant, but in no event shall an Option be exercisable after the expiration of 10 years from the Date of Grant. In the case of a 10% Shareholder, no Incentive Option shall be exercisable after the expiration of 5 years from the Date of Grant.
(b)    Termination of Options Upon Severance of Employment. Except as otherwise expressly provided herein or in an applicable Award Agreement, Options shall terminate immediately upon severance of the employment relationship between the Company and its Affiliates and the

Participant. Whether authorized leave of absence, or absence on military or government service, shall constitute severance of the employment relationship between the Company and the Affiliate and the Participant shall be determined by the Committee at the time thereof.
(i) Death. In the event of the death of a Participant while in the employ of the Company or any Affiliate and before the date of expiration of an Option held by such Participant, such Option shall terminate on the earlier of its date of expiration or 4 years following the date of such death. After the death of the Participant, the Participant’s executors, administrators, or any person or persons to whom the Participant’s Option may be transferred by will, by the laws of descent and distribution or by beneficiary designation shall have the right, at any time prior to such termination, to exercise the Option, in whole or in part. The number of shares vested and exercisable, however, shall be determined as of the date of death, with no further vesting thereafter.
(ii) Retirement. If, before the date of expiration of an Option, the Participant holding the Option shall be retired in good standing from the employ of the Company or any Affiliate for reasons of age or disability under the then established rules of the Company or the Affiliate, the Option shall terminate on the earlier of the normal date of expiration or 4 years after the date of such retirement. In the event of such retirement, the Option shall be exercisable prior to the termination of such Option to the extent to which the Participant was entitled to exercise such Option immediately prior to such retirement, subject to Section 4.9(d). An employment relationship between the Company and the Participant shall be deemed to exist during any period in which the Participant is employed by the Company or any Affiliate. If the Participant dies after retirement, but prior to the expiration date of the Option, the Option period shall not be extended but shall terminate on the earlier of the date of expiration or 4 years after the date of retirement. The number of shares vested and exercisable, however, shall be determined as of the date of retirement, with no further vesting thereafter.
(iii) Involuntary Severance. In the event of any involuntary severance of the employment relationship between the Participant and the Company and its Affiliates, other than following any Change of Control, such Option shall terminate on the earlier of its scheduled date of expiration or 4 years from the date of such involuntary severance, unless such involuntary severance of the employment relationship was for Cause, in which case such Option shall terminate immediately upon the date of such involuntary severance.
(c)    Termination of Options upon Termination of Board Service. In the event a Director’s service on the Board terminates, other than following any Change of Control, any of the Director’s outstanding Option(s) shall terminate on the earlier of its scheduled date of expiration or 4 years from the date of such termination.
5.4    Amount Exercisable. Each Option may be exercised from time to time, in whole or in part, in the manner and subject to the conditions the Committee, in its discretion, may provide in the Award Agreement, as long as the Option is valid and outstanding. To the extent that the aggregate Fair Market Value (determined as of the Date of Grant) of the Stock with respect to which Incentive Options first become exercisable by the optionee during any calendar year (under the Plan and any other incentive stock option plan(s) of the Company or any Affiliate) exceeds $100,000, the Incentive Options shall be treated as Nonqualified Options. In making this determination, the Committee shall take into account the Incentive Options in the order in which they were granted. The Committee shall notify the Participant of its determination as to which of a Participant’s Incentive Options exceed such limit as soon as practicable after such determination.

5.5    Exercise of Options. Subject to any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the Grant Price in such form or forms, including, without limitation, payment by delivery of cash or Stock owned by the Participant having a Fair Market Value on the exercise date equal to the total Grant Price, or by any combination of cash and Stock, including exercise by means of a cashless exercise arrangement with a qualifying broker-dealer or a “net exercise.” The Participant may deliver shares of Stock either by attestation or by the delivery of a certificate or certificates for shares duly endorsed for transfer to the Company. A “net exercise” means the delivery of a properly executed notice followed by a procedure pursuant to which (i) the Company will reduce the number of shares of Stock otherwise issuable to a Participant upon the exercise of an Option by the number of shares of Stock having a Fair Market Value equal to the aggregate Grant Price for the shares of Stock with respect to which the Option is exercised (and any tax withholding per Section 12.4), and (ii) the Company shall pay to the Participant cash in lieu of any fractional share otherwise issuable to the Participant as a result of such net exercise. Except as otherwise provided by law, nothing herein shall prevent the ability of the Participant to pay fees or commissions on the exercise of Options through a qualifying broker-dealer with Stock attained as a result of such exercise.
5.6    Substitution Options. Options may be granted under the Plan from time to time in substitution for stock options held by employees of other corporations who are about to become employees of or affiliated with the Company or any Affiliate as the result of a merger or consolidation of the employing corporation with the Company or any Affiliate, or the acquisition by the Company or any Affiliate of the assets of the employing corporation, or the acquisition by the Company or any Affiliate of stock of the employing corporation as the result of which it becomes an Affiliate of the Company.
5.7    No Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to Stock covered by an Option until the date of issuance of the Stock as evidenced by a book entry or stock certificate.
5.8    Prohibition on Repricing of Options. No Option may be repriced, replaced, regranted through cancellation, exchanged for cash, exchanged for any other Awards or modified without shareholder approval (except as contemplated in Section 4.6 hereof), if the effect of such action would be to reduce the exercise price for the shares underlying such Option.
ARTICLE VI
RESTRICTED STOCK
6.1    Restricted Stock Awards and Eligibility. The Committee, in its sole discretion, may grant Restricted Stock Awards to certain Participants. In determining which Participants shall be eligible for a Restricted Stock Award, the Committee may, in its discretion, consider the nature of the Participant’s duties, responsibilities, past and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee deems relevant in accomplishing the purposes of the Plan. Awards of Restricted Stock shall be subject to such conditions and restrictions as are established by the Committee and set forth in the Award Agreement, including, without limitation, the number of shares of Stock to be issued to the Participant, the consideration for such shares (if any), forfeiture restrictions and forfeiture restriction periods, Performance Criteria, if any, and other rights with respect to the shares.
6.2    Forfeiture Restrictions. The Committee may provide that the forfeiture restrictions shall lapse upon (i) the attainment of one or more Performance Goals; (ii) the Participant’s continued employment with the Company or continued service as a Director for a specified period of time; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing. Each Restricted Stock Award may have different forfeiture restrictions, in the discretion of the Committee. The Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to a Participant’s termination of employment or termination of services provided by the Participant as a Director (by retirement, Disability, death or otherwise) prior to the expiration of the forfeiture restrictions. Such additional terms, conditions or restrictions shall be set forth in an Award Agreement made in conjunction with the Award.
6.3    Issuance of Restricted Stock. Upon the grant of a Restricted Stock Award to a Participant, issuance of the stock (by book entry or stock certificate registered in the name of the Participant) shall be made for the benefit of the Participant as soon as administratively practicable, and subject to other applicable provisions of the Plan, including but not limited to, all legal requirements and tax withholding. Any book entry or stock certificate evidencing shares of Restricted Stock pending the lapse of restrictions shall bear a legend making appropriate reference to the restrictions imposed. Upon the grant of a Restricted Stock Award, the Participant may be required to provide such further assurance and documents as the Committee may require to enforce the restrictions. Upon vesting, payment of tax withholdings by the Participant may be made in accordance with Section 12.4.
6.4    Voting and Dividend Rights. The Plan shall not pay dividends on Restricted Stock during any forfeiture restriction period. Notwithstanding the foregoing, the Participant shall, unless otherwise provided in an Award Agreement, receive an accrual of dividends during any forfeiture restriction period. In addition, the Participant shall have the right to vote the Stock subject thereto and to enjoy all other shareholder rights, except that (i) the Participant shall not be entitled to delivery of the Stock until any forfeiture restriction period shall have expired (and shall not be entitled to accrued dividends in the event the restrictions do not lapse); (ii) the Company shall retain custody of the Stock during the forfeiture restriction period; and (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Stock during any forfeiture restriction period. A breach of the terms and conditions established by the Committee pursuant to the Award Agreement shall cause a forfeiture of the Restricted Stock Award.
6.5    Transfers of Unrestricted Shares. Upon the vesting date of a Restricted Stock Award, such Restricted Stock will be transferred free of all restrictions to a Participant (or his or her legal representative, beneficiaries or heirs).
ARTICLE VII
RESTRICTED STOCK UNITS
7.1    Restricted Stock Units and Eligibility. The Committee, in its sole discretion, may grant Restricted Stock Units to certain Participants. In determining which Participants shall be eligible for an Award of Restricted Stock Units, the Committee may, in its discretion, consider the nature of the Participant’s duties, responsibilities, past and potential contributions to the success of the Company and its Affiliates, and such other factors as the committee deems relevant in accomplishing the purposes of the Plan. Awards of Restricted Stock Units shall be subject to such conditions and restrictions as are established by the Committee and set forth in the Award Agreement, including, without limitation, the number of units, performance criteria, if any, and terms of redemption (such as when Restricted Stock Units will be redeemed or whether the Award settles in shares of Stock, cash, or a combination) of the Restricted Stock Units (whether in connection with the termination of employment or otherwise).
7.2    Voting and Dividend Rights. No Participant shall be entitled to any voting rights with respect to any share of Stock represented by a Restricted Stock Unit until the date of issuance of such shares. The Plan shall not pay Dividend Equivalents on Restricted Stock Units prior to vesting. Notwithstanding the foregoing, to the extent provided in an Award Agreement, the Participant shall be entitled to an accrual of Dividend Equivalents with respect to dividends on shares of Stock having a record date prior to the date on which the Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be subject to the same vesting schedule as the Restricted Stock Units and shall not become payable until such vesting requirements are met.
7.3    Settlement of Restricted Stock Units. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Award Agreement vest or on which other date determined by the Committee, in its discretion, and set forth in the Award Agreement, one share of Stock or cash equal to the Fair Market Value thereof, as applicable (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 4.6), for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes (as described in Section 12.4). If paid in whole or in part in Stock, the Stock shall be valued at Fair Market Value as of the date the Committee directs payments to be made in whole or in part in Stock. However, no fractional shares of Stock shall be issued, and the balance due, if any, shall be paid in cash. The book entry or stock certificate evidencing the shares payable under a Restricted Stock Unit will be issued within an administratively reasonable period after the date on which the Restricted Stock Unit vests so that the payment of shares qualifies for the short-term deferral exception under Section 409A. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with the terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section. To the extent permissible under applicable law, the Committee may permit a Participant to defer payment under a Restricted Stock Unit to a date or dates after the Restricted Stock Unit vests, provided that the terms of the Restricted Stock Unit and any deferral satisfy the requirements to avoid imposition of the “additional tax” under Section 409A(a)(1)(B).
7.4    Effect of Termination of Service. Unless otherwise provided in the grant of a Restricted Stock Unit, as set forth in the Award Agreement, if a Participant’s employment or service terminates for any reason, whether voluntary or involuntary, then the Participant shall forfeit to the Company any Restricted Stock Units which remain subject to vesting under the Award Agreement on the date of termination.
ARTICLE VIII
STOCK APPRECIATION RIGHTS
8.1    Stock Appreciation Rights. A Stock Appreciation Right or SAR is an award that may or may not be granted in tandem with an Option, and entitles the holder to receive an amount equal to the difference between the Fair Market Value of a share of Stock at the time of exercise of the SAR and the Grant Price, subject to the applicable terms and conditions of the tandem Options and the following provisions of this Article VIII. The Grant Price of a SAR shall be no less than the Fair Market Value per share of Stock on the Date of Grant.
8.2    Exercise. An SAR shall entitle the Participant to receive, upon the exercise of the SAR, shares of Stock (valued at their Fair Market Value at the time of exercise), cash, or a combination thereof, in the discretion of the Committee, in an amount equal in value to the excess of the Fair Market Value of the shares of Stock subject to the SAR as of the date of such exercise over the Grant Price of the SAR, less applicable tax withholdings (as described in Section 12.4). If granted in tandem with an Option, the exercise of an SAR will result in the surrender of the related Option and, unless otherwise provided by the

Committee in its sole discretion, the exercise of an Option will result in the surrender of a related SAR, if any.
8.3    Expiration Date. The “expiration date” with respect to an SAR shall be determined by the Committee, and if granted in tandem with an Option, shall be not later than the expiration date for the related Option. If neither the right nor the related Option is exercised before the end of the day on which the right ceases to be exercisable, such right shall be deemed exercised as of such date and payment shall be made to the holder in cash. Notwithstanding the preceding, the expiration date for an SAR shall be not later than 10 years from the date the SAR is granted.
8.4    Award Agreements. At the time any Award is made under this Article VIII, the Company and the Participant shall enter into an Award Agreement setting forth each of the matters contemplated hereby, and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Award Agreements need not be identical.
8.5    Prohibition on Repricing of SARs. No SAR may be repriced, replaced, regranted through cancellation, exchanged for cash, exchanged for any other Awards or modified without shareholder approval (except as contemplated in Section 4.6 hereof), if the effect of such action would be to reduce the exercise price for the shares underlying such SAR.
ARTICLE IX
PERFORMANCE GRANTS
9.1    Performance Grants and Eligibility. The purpose of this Article IX is to provide the Committee the ability to (i) grant Restricted Stock Awards, Restricted Stock Unit Awards, and Stock Appreciation Rights as performance-based awards, and (ii) grant Performance Grants that are settled in cash or shares of Stock based on the satisfaction of Performance Criteria. The Committee, in its sole discretion, may designate certain Participants who are eligible to receive a Performance Grant if certain pre-established Performance Goals are met. In determining which Participants shall be eligible for a Performance Grant, the Committee may, in its discretion, consider the nature of the Participant’s duties, responsibilities, past and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee deems relevant in connection with accomplishing the purposes of the Plan.
9.2    Establishment of Performance Grant. The Committee shall determine the terms of the Performance Grant, if any, to be made to a Participant and the period over which such performance will be measured by the Committee (the “Performance Period”). The Committee may, in its sole discretion, make downward adjustments to the amount payable under a Performance Grant otherwise during or following a Performance Period.
9.3    Criteria for Performance Goals. The Performance Goals shall be pre-established by the Committee. The Committee shall, in writing, (i) designate one or more Participants, (ii) select the Performance Criteria applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, (iv) specify the relationship between Performance Criteria and the Performance Goals, and (v) specify the minimum and maximum amounts to be earned by each Participant for such Performance Period.
9.4    Committee Certification. Following the completion of each Performance Period, the Committee must certify in writing whether and to what extent the applicable Performance Goals have been achieved for such Performance Period and the amount that shall be payable with respect to that Award. No Award or portion thereof that is subject to the satisfaction of any condition shall be considered to be earned or vested until the Committee certifies in writing that the conditions to which the distribution, earning or vesting of such Award is subject have been achieved. If the Committee certifies the entitlement of a Participant to the performance-based Performance Grant or other performance-based award, the payment shall be made to the Participant subject to other applicable provisions of the Plan, including but not limited to, all legal requirements and tax withholding. The Committee may not increase during a year the amount of a Performance Grant or other performance-based award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments as provided for in the Award Agreement.
9.5    Payment and Limitations. Performance Grants shall be paid on or before the 90th day following both (i) the end of the Performance Cycle, and (ii) certification by the Committee that the Performance Goals and any other material terms of the Performance Grant and the Plan have been satisfied, or as soon thereafter as is reasonably practicable. The Performance Grant may be paid in Stock, cash, or a combination of Stock and cash, in the sole discretion of the Committee. If paid in whole or in part in Stock, the Stock shall be valued at Fair Market Value as of the date the Committee directs payments to be made in whole or in part in Stock. However, no fractional shares of Stock shall be issued, and the balance due, if any, shall be paid in cash. Furthermore, a Participant shall be eligible to receive payment pursuant to a performance-based award for a Performance Period only if the Performance Goals for such period are achieved.
ARTICLE X
ADMINISTRATION
10.1    General. The Plan shall be administered by the Committee. All questions of interpretation and application of the Plan and Awards granted thereunder shall be subject to the determination of the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. The Plan shall be administered in such a manner as to permit the Options granted under it which are designated to be Incentive Options to qualify as Incentive Options. In carrying out its authority under the Plan, the Committee shall have full and final authority and discretion, including but not limited to the following rights, powers and authorities, to:
(a)    determine the Participants to whom and the time or times at which Awards will be made;
(b)    determine the number of shares and the purchase price of Stock covered in each Award, subject to the terms of the Plan;
(c)    determine the terms, provisions and conditions of each Award, which need not be identical;
(d)    define the effect, if any, on an Award of the death, Disability, retirement, or termination of employment or service of the Participant;
(e)    determine and certify the attainment of performance goals, criteria, or any similar terms and conditions (including, but not limited to, Performance Goals with respect to Performance Grants) with respect to Awards;

(f)    subject to Article XI, adopt modifications and amendments to the Plan or any Award Agreement, including, without limitation, any modifications or amendments that are necessary to comply with the laws of the countries in which the Company or its Affiliates operate;
(g)    prescribe, amend and rescind rules and regulations relating to administration of the Plan; and
(h)    make all other determinations and take all other actions deemed necessary, appropriate, or advisable for the proper administration of the Plan.
The actions of the Committee in exercising all of the rights, powers, and authorities set out in this Article and all other Articles of the Plan, when performed in good faith and in its sole judgment, shall be final, conclusive and binding on all parties.
10.2    Delegation of Authority. The Committee may, in its sole discretion, designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan, including with respect to the execution of Award Agreements or other documents, and, to the extent permitted by applicable law, delegate from time to time some or all of its authority to grant Awards under the Plan to a committee or committees consisting of one or more members of the Board and/or one or more officers of the Company. The authority to grant awards may only be delegated to an individual who is subject to the reporting rules under Section 16(a) of the Exchange Act and such delegation shall not include the authority to grant Awards to such individual or any other individual subject to the reporting rules under Section 16(a) of the Exchange Act. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation of authority and may be rescinded at any time by the Committee. At all times, any committee appointed under this Section 10.2 shall serve in such capacity at the pleasure of the Committee.
ARTICLE XI
AMENDMENT OR TERMINATION OF PLAN
The Board of Directors of the Company may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, to the extent required under applicable stock exchange rules or other applicable rules or regulations, no amendment or modification shall be made to the Plan without the approval of the Company’s shareholders; provided further, however, that to the extent required to maintain the status of any Incentive Option under the Code, no amendment that would (i) change the aggregate number of shares of Stock which may be issued under Incentive Options, (ii) change the class of Employees eligible to receive Incentive Options, or (iii) decrease the Grant Price for Options or SARs below the Fair Market Value of the Stock at the time it is granted, shall be made without the approval of the Company’s shareholders. Subject to the preceding sentence, the Board shall have the power to make any changes in the Plan and in the regulations and administrative provisions under it or in any outstanding Incentive Option as in the opinion of counsel for the Company may be necessary or appropriate from time to time to enable any Incentive Option granted under the Plan to continue to qualify as an incentive stock option or such other stock option as may be defined under the Code so as to receive preferential federal income tax treatment. In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

ARTICLE XII
MISCELLANEOUS
12.1    No Establishment of a Trust Fund. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Participant under the Plan. All Participants shall at all times rely solely upon the general credit of the Company for the payment of any benefit which becomes payable under the Plan.
12.2    No Employment Obligation. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.
12.3    Section 409A. Except to the extent that Section 7.3 applies to an Award, it is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A, the Committee may adopt such amendment to the Plan and the applicable Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A.
In the event that all or part of an Award granted pursuant to this Agreement provides for a deferral of compensation within the meaning of the Section 409A, it is the general intention, but not the obligation, of the Company to design the Award to comply with Section 409A and such Award should be interpreted accordingly. Notwithstanding anything to the contrary contained herein, in the event that Employee is a “specified employee” (as defined under Section 409A) when Employee becomes entitled to a payment or settlement under the Award which is subject to Section 409A on account of a “separation from service” (as defined under Section 409A), to the extent required by the Code, such payment shall not occur until the date that is 6 months plus one day from the date of such separation from service. Any amount that is otherwise payable within the 6-month period described herein will be aggregated and paid in a lump sum without interest. Further, for purposes of the Section 409A, each payment or settlement of any portion of an Award under this Agreement shall be treated as a separate payment of compensation.
12.4    Tax Withholding. The Company or any Affiliate shall be entitled to deduct from other compensation payable to each Employee any sums required by federal, state, or local tax law to be withheld with respect to the grant or exercise of an Option, the cash payment of a Performance Grant, or issuance of Stock in payment of Restricted Stock, Restricted Stock Units, a Performance Grant. In the alternative, the Company may require the Employee (or other person exercising the Option or receiving Stock) to pay the sum directly to the employer corporation or, except as the Committee may otherwise provide in an Award, the Employee may satisfy such tax obligations in whole or in part by net settlement through delivery of Stock, including shares of Stock retained from the Award creating the obligation, valued at Fair Market Value. The Company shall pay to the Participant cash in lieu of any fractional share otherwise issuable to the Participant as a result of such net settlement. If the Employee (or other person exercising the Option or receiving the Stock) is required to pay the sum directly, payment in cash or by check of such sums for taxes shall be delivered within 3 business days after (i) the date of exercise, or (ii) notice of the Committee’s decision to pay all or part of a Performance Grant in Stock, whichever is applicable. The Company shall have no obligation upon exercise of any Option, or notice of the Committee’s decision to pay all or part of the Performance Grant in Stock, until payment has been received, unless withholding (or offset against a cash payment) as of or prior to the date of exercise or issuance of Stock is sufficient to cover all sums due with respect to that exercise or issuance of Stock. The Company and its Affiliates shall not be obligated to advise an Employee of the existence of the tax or the amount which the employer corporations will be required to withhold.
12.5    Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is specifically required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise specifically required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate including, but not limited to, a reacquisition right in respect of previously acquired shares of stock or other cash or property upon the occurrence of a Participant’s termination of employment for Cause. As of the Effective Date, the policy provides, to the extent permitted by law, the Company will seek to recoup any incentive-based compensation, including Awards under the Plan, paid to any current or former executive officer if: (i) the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the Board determines that such executive officer engaged in misconduct that resulted in the obligation to restate, and (iii) a lower payment would have been made to the executive officer based upon the restated financial results.
12.6    Right of Offset. The Company will have the right to offset against its obligation to deliver shares of Stock (or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Employee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement; provided, however, that no such offset shall be permitted if it would constitute an “acceleration” of a payment hereunder within the meaning of Section 409A. This right of offset shall not be an exclusive remedy and the Company’s election not to exercise the right of offset with respect to any amount payable to an Employee shall not constitute a waiver of this right of offset with respect to any other amount payable to the Participant or any other remedy.
12.7    Prohibition On Deferred Compensation. It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or shares of Stock pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A. Notwithstanding any provision herein to the contrary, any Award issued under the Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Section 409A(d)(1) and is not specifically designated as such by the Committee shall be modified or cancelled to comply with the requirements of Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or shares pursuant thereto.
12.8    Indemnification of the Committee and the Board of Directors. With respect to administration of the Plan, the Company shall indemnify each present and future member of the Committee and the Board of Directors, and each member of the Committee and the Board of Directors shall be entitled without further act on his part to indemnity from the Company to the fullest extent allowed under Delaware law.
12.9    Gender. If the context requires, words of one gender when used in the Plan shall include the others and words used in the singular or plural shall include the other.
12.10    Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms of the Plan.
12.11    Other Compensation Plans. The adoption of the Plan shall not preclude the Company from establishing any other forms of incentive or other compensation for Employees of the Company or any Affiliate.
12.12    No Right To An Award; Other Awards. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted any Award or any other rights hereunder except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The grant of an Award shall not confer upon the Participant the right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Participants, or the right to receive future Awards upon the same terms or conditions as previously granted.
12.13    No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.
12.14    Governing Law. The provisions of the Plan shall be construed, administered, and governed under the laws of the state of Delaware and applicable federal law. Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any shares under the Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.